Substantial Revenue Growth for Dynamic Ventures Corporation

2011 and 2012 Guidance and Outlook

August 18th 2010

SCOTTSDALE, AZ - The right approach can still lead to profits in the building industry as Dynamic Ventures Corporation (OTCBB: DYNV) demonstrates with its projections of total revenue at $36 million in the next twelve months, a gross profit of 10.2 % or $3.7 million and net income of $1.2 million.

Green leads to green. With subsidiary EZ-Build receiving LEED certification for its green component approach to building, 2012 should see Dynamic Ventures Corporation’s revenues double to $78.1 million resulting in over $8 million in gross profit. This would increase 2012 net income to $3.7 million.

EZ-Build’s current project pipeline stands at approximately $55 million for the last quarter of 2010 and into next year. This rapidly-growing subsidiary projects revenues of $22.5 million in 2011 and $41 million in 2012, an increase of 86% year over year. Native American projects are predicted to generate $11 million in revenue for 2011 and nearly $23 million in revenue for 2012, an increase of 109%.

Subsidiary Floor Art, with its bundled services, expects exponential growth with sales of $4 million in 2011 and $16 million in 2012, a 300% increase.

“The construction market’s downturn actually opened up new opportunities for organizations that remained positive and forward-thinking,” explained Paul Kalkbrenner CEO “Our expectations of high compound revenue and profit growth in the next three years are a direct result of the energy efficient, affordable, green, easy and quick construction approach we offer to the market.”

About The Company:

Dynamic Ventures Corporation, soon to be renamed Bundled Builder Solutions, Inc., develops and markets efficient construction solutions for residential and commercial buildings.  Its EZ-Build subsidiary offers a turnkey solution enabling the firm to custom design, manufacture and install complete LEED certified structures. The overall energy efficient, affordable, green, easy and quick construction approach offered by the EZ-Build system is unique in the industry.

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

For more information on Dynamic Ventures Corp, the EZ-Build system, or this release, contact Dave Brown 480-968-0207 or visit www.ez-build.com or www.BBSIAZ.com.